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                                                                   Exhibit 10.18

                               A G R E E M E N T

     THIS AGREEMENT, made this 1st day of May 1986, by and between Park Communications, Inc., a Delaware corporation, having its principal office in Ithaca, New York (hereinafter referred to as "the Company", which term shall include its successors and assigns), and Wright M. Thomas (hereinafter referred to as "Executive").

                              W I T N E S S E T H:

     WHEREAS, Executive has agreed to serve the Company in an executive capacity,

     NOW THEREFORE, in consideration of these premises, it is agreed as follows:

     1. Executive will, except in the event of his earlier death or disability, serve the Company on a full-time basis in an executive capacity.

     2. (a) By filing written notice with the Company at any time prior to the December 15 preceding the commencement of any year, Executive may elect that a portion of his salary for such year, not to exceed the greater of Thirty Thousand Dollars ($30,000.00) or twenty-five percent (25%) of such salary, shall be paid to him as Deferred Compensation at such later date as he may become entitled thereto pursuant to the provisions of this Agreement. The amount so deferred shall be represented by a mere bookkeeping entry and shall not be held in trust or in any fiduciary capacity for the benefit of Executive. To the extent that Executive makes no such election, his entire salary shall be paid to him in equal semi-monthly payments during the year in which earned.

          (b) With respect to any period of less than an entire year during which Executive renders services under paragraph 1 of this Agreement, there shall be credited to Executive's account as Deferred Compensation that percentage of the salary for such year which Executive has elected to defer which corresponds to the percentage of such year during which services were rendered.

          (c) The Company will pay or reimburse Executive for all reasonable expenses paid or incurred by him in performing his obligations under paragraph 1 of this Agreement.

     3. For purposes of paragraph 4, below, the aggregate amount allocable to Executive's account as Deferred Compensation as of the date on which he receives his first installment of Deferred Compensation shall be the sum of

          (a) The amounts of each year's salary that Executive is entitled to receive as Deferred Compensation pursuant to paragraph 2, above; and

          (b) for the period from May 1, 1986 to the end of the month preceding the month in which Executive becomes entitled to his first installment of Deferred Compensation
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pursuant to paragraph 4, below, interest on the amount (on which the Company will pay federal and state income taxes), if any, of the Deferred Compensation allocated to Executive's account, determined by reference to the prime rate of interest at Wachovia Bank & Trust Company, N.A., of Winston-Salem, North Carolina, on the first business day of such year, computed in accordance with the following schedule:

     If the prime                                            the ineterest
     rate is:                  but less than:                rate will be:
     -------------             ----------------              ---------------

          6%                          7%                            5%
          7%                          8%                            6%
          8%                          9%                            7%
          9%                         10%                            8%
         10%                         11%                            9%
         11%                         12%                           10%


     The maximum rate of interest which will be accrued under this Agreement is ten percent (10%).

     4. The aggregate amount allocable to Executive as Deferred Compensation, determined pursuant to paragraph 3, above, shall be payable to Executive in the form of an annuity commencing on the first day of the third month following the month in which Executive retires or otherwise ceases to be employed actively by the Company for whatever cause. Such annuity shall be payable by the Company in the number of equal quarterly installments provided in paragraph 5, below, and shall include an assumed interest factor, as calculated by the Company, equal to the average annual rate of interest applicable under subparagraph 3(b) for the last three (3) calendar years during which Executive rendered services as an executive under paragraph 1.

     5. The Deferred Compensation payable to Executive shall be payable in forty (40) equal quarterly installments or in such greater number of installments as shall be not less than half the number of years remaining in Executive's life expectancy, determined as of the date on which Executive receives his first installment of Deferred Compensation or as of the date of his death, if earlier. For purposes of the preceding sentence, Executive's life expectancy shall be equal to the expected return multiple shown for Executive's age and sex in 'Table 1.-- Ordinary Life Annuity--One Life--Expected Return Multiples' in Regulation 1.72-9 of the Federal Income Tax Regulations, as in effect on the date of such determination.

     6. If Executive should die before receiving any or all of the installments of Deferred Compensation to which he is entitled, any unpaid installments shall be paid as they become due under paragraph 5 to such person or persons and in such proportions as Executive may have designated expressly by his last will and testament, otherwise to Executive's estate.

                                      -2-
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     7.  Either the Company or the Executive may terminate this Agreement without cause on ninety (90) days' prior written notice to the other party, in which case the provisions of this Agreement as to payment shall apply for all amounts of Deferred Compensation and interest allocated to Executive's account to the date of such termination.

     8. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his designees and his estate. Neither Executive, his designees nor his estate shall commute, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Agreement, which payments and the rights thereto are expressly declared to be non-transferrable and non-assignable. Any rights of the Executive, his designees and his estate hereunder shall be no greater than those of an unsecured creditor of the Company.

     9. This Agreement shall be governed by the laws of the State of New York from time to time in effect.

     10. Unless either party notifies the other to the contrary, any notice required hereunder shall be duly given if delivered in person or by registered mail (a) if to the Company, to the Chairman, Post Office Box 550, Ithaca, New York, 14851, and (b) if to the Executive, to 112 Simsbury Drive, Ithaca, New York, 14850.


                                                   PARK COMMUNICATIONS, INC.


_______________________                            By:________________________
Witness                                                Roy H. Park, Chairman



_______________________                            By:________________________
Witness                                                Wright M. Thomas

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